CONSENT OF INDEPENDENT ACCOUNTANTS
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We hereby consent to the incorporation by reference in this Registration
Statement on From N-1A of our reports dated December 15, 2003 relating to the financial statements and financial highlights which appear in the October 31, 2003 Annual Reports to Shareholders of John Hancock Financial Industries Fund, John Hancock Regional Bank Fund and John Hancock Small Cap Equity Fund (each a portfolio of John Hancock Investment Trust II), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Auditors" in such Registration Statement.




/s/PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP
February 27, 2004